Exhibit 99.1

Eton Pharmaceuticals Receives Complete Response Letter from U.S. FDA for Dehydrated Alcohol Injection

DEER PARK, Ill., May 28, 2021 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), today announced that the company has received a Complete Response Letter (CRL) from the U.S. Food & Drug Administration (FDA) in response to the submission of its New Drug Application (NDA) for dehydrated alcohol injection for the treatment of methanol poisoning. The CRL indicated that the FDA has completed its review of the application and has determined that the application cannot be approved in its present form. A Pre-Approval Inspection (PAI) of the product’s European contract manufacturer is pending due to what the company believes is COVID-related travel restrictions. The company believes all other FDA questions raised in the letter can be fully addressed in a response in the coming months.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The company currently owns or receives royalties from three FDA-approved products, including ALKINDI® SPRINKLE, Biorphen®, and Alaway Preservative Free®, and has six additional products that have been submitted to the FDA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:

David Krempad

krempa@etonpharma.com

612-387-3740